EXHIBIT 10.28
CANADIAN SUPPLEMENTAL EXECUTIVE
RETIREMENT PLAN (SERP)
FOR EXECUTIVE EMPLOYEES
OF ABITIBI-CONSOLIDATED INC.
(Effective as at January 1, 1999)
CERTIFIED to be a true and complete copy of the text of the Canadian Supplemental Executive Retirement Plan (SERP) for Executive Employees of Abitibi-Consolidated Inc.

/s/ [ILLEGIBLE] Signature	December 15, 2003 Date

/s/ [ILLEGIBLE] Signature	December 15, 2003 Date
October 2003

Table of Contents

Section 1	-	Purpose	1
Section 2	-	Definitions	2
Section 3	-	Eligibility	8
Section 4	-	Contributions	10
Section 5	-	Normal Retirement and Postponed Retirement Benefits	11
Section 6	-	Early Retirement Benefits	12
Section 7	-	Disability	14
Section 8	-	Form of Pension	15
Section 9	-	Death Prior to Retirement	17
Section 10	-	Termination of Employment	19
Section 11	-	Increase in Benefits	22
Section 12	-	Commutation of Benefits	23
Section 13	-	Service Outside Canada	24
Section 14	-	Conditions for Payment	25
Section 15	-	General Provisions	26
Section 16	-	Administration	29
Section 17	-	Future of the Plan	30

Appendix A		Additional Service
Appendix B		Executive Employee who held an MSBA and elected to convert his defined benefit entitlement under the prior Abitibi-Price Inc. Registered Pension Plan to a defined contribution entitlement on January 1, 1996

Section 1 — Purpose
1.01	The purpose of this Canadian Supplemental Executive Retirement Plan (hereinafter the “SERP”) is to provide special retirement benefits to Executive Employees eligible to become a participant thereunder, in accordance with the terms and provisions of this document. Such special retirement benefits are in addition to those payable from any Registered Pension Plan of Abitibi-Consolidated Inc. (the “Corporation”).

1.02	This SERP is effective as of January 1, 1999 and as of such date replaces and cancels the application of the individual supplementary retirement benefits agreement known as MSBA in the case of an Executive Employee who was a former Abitibi-Price Inc. employee and of the Stone-Consolidated Corporation Senior Management Retirement Plan (SMRP) in the case of an Executive Employee who was a former Stone- Consolidated Corporation employee. For greater certainty, this SERP shall not apply to or otherwise modify supplemental retirement benefits payable or the terms and conditions for payment of such benefits to any former Executive Employee who has retired from or otherwise terminated his employment with the Corporation or its predecessors or their affiliates prior to the effective date of the SERP, nor will it apply to an Executive Employee who, in accordance with Section 3 hereof, has elected not to participate in this SERP.

1.03	The provisions of this SERP are effective as of January 1, 1999, unless stated otherwise herein.

Section 2 — Definitions
In this SERP, the following words and phrases shall have the following meaning, respectively, unless a different meaning is specifically required by the context:
2.01	“Actuarial Equivalent Value” shall mean a value deemed to be equal to another value, as determined on a basis of the SERP provisions in effect on the date such determination is being made. The Actuarial Equivalent Value of a benefit of a Participant under this SERP shall be determined in the same manner and using the same assumptions as those used or that would be used for purposes of calculating the commuted value of termination of employment benefits under the Registered Pension Plan under which the Participant is entitled to receive benefits following his termination of employment or retirement from the Corporation.

For greater certainty, in determining the Actuarial Equivalent Value of a benefit, account shall not be taken of the income tax consequences that would arise to the recipient of the benefit.
2.02	“Additional Voluntary Contribution” shall mean a contribution, other than a required contribution, which may be made by a Participant under a Registered Pension Plan of the Corporation.

2.03	“Average Pensionable Earnings” shall mean, in respect of a Participant, the sum of:
a)	the average of the Participant’s monthly base salary during the sixty (60) consecutive months within the one hundred and twenty (120) months of continuous employment immediately preceding his retirement or his termination of employment during which such base salary was the highest, multiplied by twelve (12); plus

b)	the average of the Participant’s annual bonus earned in the five (5) years, whether consecutive or not, within the ten (10) years of continuous employment immediately preceding his retirement, disability or his termination of employment, during which such annual bonus was the highest. For greater certainty, the term “bonus” shall refer to an award paid under the Corporation’s annual incentive plan as may be adopted from time to time and shall exclude any special bonus not paid under an annual incentive plan, any amount payable under any long-term incentive plan of the Corporation, or any stock option benefit.
2.04	“Basic Pension” shall mean the lifetime annual pension which the Participant would otherwise be entitled to receive from time to time pursuant to the Registered Pension Plan in regards to the period of Credited Service recognized for purposes of this SERP or that would be so recognized for purposes of this SERP in absence of the 35 year limit on Credited Service as per Section 2.07, but limited to the period of Credited Service actually recognized in the Registered Pension Plan. It shall be assumed that such annual pension is payable from the same date as supplementary benefits commence to be paid under this SERP and is calculated on the basis of the following assumptions:
a)	where the Registered Pension Plan is a defined benefit pension plan:
i)	the annual pension is in the form of a pension payable under the normal form provided for under the Registered Pension Plan, or if the Participant elects an optional form in accordance with Section 8.03, the annual pension payable under such optional form;

ii)	the Participant has made no Additional Voluntary Contribution; and

iii)	the amount of the Basic Pension shall be determined according to the formula under the Registered Pension Plan regardless of any reduction in benefits that may be applied, by operation of statute or otherwise, as a result of the funded status of such Registered Pension Plan on the date of such determination (it being understood that, where the Registered Pension Plan is a defined benefit pension plan, the foregoing assumption shall also be applicable to the determination of the amount of survivor pension payable to the Spouse under the Registered Pension Plan following the death of the Participant (or any survivor pension that would have been payable had the benefits under the Registered Pension Plan not been commuted) as referred to in Section 8.01 b), and any amount payable under the Registered Pension Plan to the Participant’s estate or any designated beneficiary following the death of the Participant (or any amount that would have been payable had the benefits under the Registered Pension Plan not been commuted) as referred to in Section 8.02 b)); and

b)	where the Registered Pension Plan is a defined contribution pension plan, and subject to paragraph c) of this Section 2.04, an annual pension which is the Actuarial Equivalent, based on the assumptions and the normal form of pension referred to in paragraph a) of this Section 2.04, of the amount accumulated by the Participant under the Registered Pension Plan, excluding his Additional Voluntary Contributions, as of the date of his retirement, death or termination of employment with the Corporation (for greater certainty, the normal form shall be a lifetime joint and 60% survivor pension for a Participant with a Spouse and the normal form shall be a lifetime pension with a guarantee of a minimum of 120 monthly payments for a Participant without a Spouse); and

c)	in the case of an Executive Employee who is a former Abitibi-Price Inc. employee who held a MSBA and who elected to convert his defined benefit entitlement under Abitibi-Price Inc.’s Registered Pension Plan to a defined contribution entitlement, a list of such Executive Employees being attached hereto as Appendix B, the Basic Pension in respect of such Participant shall be determined as if the Participant had elected not to convert his defined benefit entitlement under Abitibi-Price Inc.’s Registered Pension Plan and such defined benefit entitlement has been determined in accordance with the provisions in effect on January 1, 1996 of the Abitibi-Price Inc.’s Registered Pension Plan and in accordance with the assumptions and the form of pension described in paragraph a) of this Section 2.04; and

d)	in all cases, where a Participant’s entitlement under the Registered Pension Plan has been divided between the Participant and his Spouse or former Spouse as a result of divorce, separation or annulment of marriage, his Basic Pension shall be determined as if no such division of his entitlement had occurred.
2.05	“Continuous Service” shall mean a Participant’s uninterrupted period of employment, with the Corporation or with a predecessor company, deemed to have commenced on the first day of the month coinciding with or immediately following the Participant’s hiring date by the Corporation, or deemed to have commenced on the Participant’s hiring date by such predecessor company, as the case may be; for such purpose a predecessor company shall mean Donohue Inc. or any other company considered to be a predecessor company for such purpose. The continuous service of a Participant shall not be interrupted as a result of any absence due to disability, or due to temporary absence other than as a result of disability, which was approved by the Corporation.
For Participants hired on or after January 1, 2002, Continuous Service shall mean a Participant’s uninterrupted period of employment with the Corporation deemed to have commenced on the Participant’s hiring date.
Continuous Service shall be measured in years with proportional allowance for non-completed years.
2.06	“Corporation” shall mean Abitibi-Consolidated Inc. and its affiliated companies, or any subsidiary of the Corporation or associated company, provided however, that any reference in this SERP to action to be taken, consent, approval or opinion to be given, decision to be made or discretion to be exercised by the Corporation shall refer to Abitibi-Consolidated Inc., acting through its Board of Directors or any person or persons authorized to act on behalf of the Corporation for the purposes of this SERP, in accordance with the normal practices of the Corporation.

2.07	“Credited Service” shall mean the Participant’s period of Continuous Service with the Corporation, following the Participant’s hiring date by the Corporation. For greater certainty, Credited Service shall not include any period of service recognized as credited service under any other unregistered pension plan sponsored by the Corporation other than this SERP.

Subject to the approval of the Human Resources and Compensation Committee of the Board of Directors of the Corporation, the Corporation may also recognize, for newly hired Executive Employees or any short service Executive Employees, additional service up to a maximum of five (5) years for purposes of calculating the Participant’s Continuous and Credited Service, such additional service being as described in Appendix A hereto, as updated from time to time. Effective from August 23, 2000, such additional service shall be vested with the Participant on a basis established by the Corporation.

Subject to the approval of the Human Resources and Compensation Committee of the Board of Directors of the Corporation, the Corporation may also recognize for Executive Employees who were previously employed by Donohue Inc., additional service as described in Appendix A hereto, such additional service to be vested only on the dates specified in Appendix A.
Credited Service shall be measured in years with proportional allowance for non-completed years. Total years of Credited Service under this SERP and under all other unregistered pension plans sponsored by the Corporation other than this SERP, shall not exceed 35.
2.08	“Early Retirement Date” shall mean the first day of the month immediately following the date on which the Participant elects to retire early in accordance with Section 6 hereof, provided he is then at least 55 years of age.

2.09	“Effective Date” shall mean January 1, 1999.

2.10	“Executive Employee” shall mean an executive employee considered as such by the Corporation and who is eligible for participation in this SERP in accordance with Section 3.

2.11	“Normal Retirement Date” shall mean the first day of the month coinciding with or next following the month in which the Participant attains the age of 65 years.

2.12	“Participant” shall mean an Executive Employee who is eligible to participate in this SERP in accordance with Section 3 herein.

2.13	“Registered Pension Plan” means any one or more pension plans sponsored by the Corporation from time to time and registered with Canada Customs and Revenue Agency. When used in respect of a Participant, this expression shall refer to the one or more Registered Pension Plans under which such Participant is entitled to receive benefits following his termination of employment, death or retirement from the Corporation with regards to the period of Credited Service which is recognized for purposes of this SERP.

2.14	“SERP” shall mean the Canadian Supplemental Executive Retirement Plan for Executive Employees of Abitibi-Consolidated Inc., as described in this document and as may be amended from time to time.

2.15	“Spouse” shall mean the person who satisfies the definition of spouse as defined under the Registered Pension Plan of which the Participant is a member at the time the spousal status needs to be determined, or would have been a member had his benefits not been commuted.

Spousal status shall be determined on the day preceding the date of death of the Participant or on the day when the Participant commences receiving his supplementary retirement allowance, whichever occurs first.
For the purpose of this SERP, unless the context indicates otherwise, references to the masculine include the feminine and vice versa and references to the singular include the plural and vice versa.

Section 3 — Eligibility
3.01	An Executive Employee who is in the service of the Corporation on the Effective Date shall be eligible to become a Participant of this SERP as of the Effective Date subject to the following conditions:
a)	An Executive Employee who was a former Abitibi-Price Inc. employee and who was party to an individual agreement (known as an “MSBA”) providing for supplementary retirement benefits may elect to become a Participant under this SERP as of the Effective Date. Upon such election, he shall cease to accrue benefits under such individual agreement and shall no longer be entitled to any benefits thereunder. If he elects not to participate in this SERP, he shall forever forfeit his entitlement to participate hereunder and will continue to accrue and be entitled to supplementary pension benefits in accordance with the terms and provisions of his individual agreement.

b)	An Executive Employee who is a former Stone-Consolidated Corporation employee and who participated in the Stone-Consolidated Corporation Senior Management Retirement Plan may elect to become a Participant under this SERP as of the Effective Date. Upon such election, he shall cease to accrue benefits under the Stone-Consolidated Senior Management Retirement Plan and shall no longer be entitled to benefits thereunder and shall become a Participant in this SERP as of the Effective Date. If he elects not to become a Participant in this SERP, he will forever forfeit his entitlement to participate hereunder and will continue to accrue and be entitled to supplementary pension benefits in accordance with the terms and provisions of the Stone-Consolidated Corporation Senior Management Retirement Plan.

c)	In the case of an Executive Employee who was in the service of the Corporation as of the Effective Date but was not party to an individual agreement with Abitibi-Price Inc. providing for supplementary pensions or was not a member of the Stone-Consolidated Corporation Senior Management Retirement Plan, or in the case of an employee of the Corporation who becomes classified as an Executive Employee after the Effective Date, such Executive Employee shall become eligible to participate under this SERP upon:

i)	completion of at least two years in an eligible position of the Corporation and demonstration of superior performance; and

ii)	designation in writing by the Chief Executive Officer of the Corporation.
Participation shall commence as of the date determined in such designation. At the discretion of the Chief Executive Officer of the Corporation, the two year requirement in part i) above may be waived.
d)	Executive Employees who are employed for a temporary period to complete functions relating to the merger of Abitibi-Price Inc. and Stone-Consolidated Corporation shall not be eligible to participate in this SERP unless provided otherwise in their Severance Compensation Agreement with the Corporation.
3.02	The election referred to in Section 3.01 a) or 3.01 b) above shall be made at such time and in such form as determined by the Corporation.

3.03	An Executive Employee who has become a Participant under this SERP in accordance with this Section 3 shall remain a Participant as long as he continues to be entitled to receive benefits hereunder.

3.04	In the event that a Participant remains an employee of the Corporation but ceases to be classified as an Executive Employee, and unless he is otherwise designated by the Corporation as eligible to continue to accrue Credited Service under this SERP, the benefits otherwise payable to or in respect of such Participant under this SERP shall be payable as of the Participant’s retirement date, date of death or date of termination of employment, as the case may be, but shall be based on such Participant’s Credited Service and Average Pensionable Earnings up to the date as of which he ceases to be classified as an Executive Employee or as of such later date specified by the Corporation.

Section 4 — Contributions
4.01	No contribution shall be required from a Participant in respect of benefits payable under this SERP.

4.02	The Corporation shall pay the full cost of the benefits provided under the SERP.

4.03	For all SERP Participants, except for those who will have elected in writing to be excluded for taxation purposes, the payment of benefits provided under the SERP shall be secured in whole or in part, in accordance with the Corporation’s policy. Such security shall be provided either through contributions paid to a trust fund to be established for the purpose of this SERP and/or through the depositing into such trust fund of a letter of credit issued by a financial institution.

Section 5 — Normal Retirement and Postponed Retirement Benefits
5.01	A Participant who retires on his Normal Retirement Date shall be entitled to receive an annual supplementary retirement allowance payable in equal monthly installments and commencing on his Normal Retirement Date in an amount equal to the excess, if any, of
a) over b) below:
a)	2% of his Average Pensionable Earnings multiplied by his number of years of Credited Service;

b)	his Basic Pension from the Registered Pension Plan, or where such Basic Pension has been commuted, the Basic Pension he would have received if such commutation had not taken place.
5.02	In the event a Participant remains in the employ of the Corporation after his Normal Retirement Date, he shall be entitled to receive an annual supplementary retirement allowance, payable in equal monthly installments and commencing on the first day of the month following his actual retirement date, equal to the amount determined in accordance with Section 5.01, and based on his Credited Service and Average Pensionable Earnings as of his Normal Retirement Date, and his Basic Pension as of his actual retirement date.

Section 6 — Early Retirement Benefits
6.01	A Participant may retire prior to his Normal Retirement Date provided he is then at least 55 years of age and has completed at least 2 years of Continuous or Credited Service. For the purpose of this SERF, his Early Retirement Date shall be the first day of the month coinciding with or next following the date on which such Participant so retires.

6.02	Where the Participant is at least 58 years of age and the sum of his age and years of Continuous or Credited Service totals at least 80, such Participant shall be entitled to an annual supplementary retirement allowance, payable in equal monthly installments, determined in accordance with Section 5.01 and commencing on his Early Retirement Date.

6.03	A Participant other than a Participant referred to in Section 6.02 who retires early in accordance with Section 6.01 shall be entitled to receive an annual supplementary retirement allowance, payable in equal monthly installments, and commencing on his Early Retirement Date in an amount equal to the excess, if any, of a) over b) below:
a)	2% of his Average Pensionable Earnings multiplied by his number of years of Credited Service, such amount to be reduced by 0.5% multiplied by the number of months that his Early Retirement Date precedes:
i)	where the Participant has completed at least 20 years of Continuous or Credited Service, the date at which the Participant would first have qualified for an unreduced supplementary retirement allowance in accordance with Section 6.02 hereof had he continued in the plan;

ii)	where the Participant has not completed 20 years of Continuous or Credited Service, age 65.
b)	his Basic Pension from the Registered Pension Plan, or where such Basic Pension has been commuted, the Basic Pension he would have received if such commutation had not taken place.

6.04	Where in addition to his Basic Pension, the Participant is entitled to receive a bridging benefit under the Registered Pension Plan, the amount of his annual supplementary retirement allowance shall be further reduced by the annual amount of such bridging benefit during the period for which such bridging benefit continues to be paid.

Section 7 — Disability
7.01	During a period of disability entitling the Participant to receive disability benefits under the short-term or long-term disability plan maintained by the Corporation from time to time, such Participant shall continue to accrue Credited Service for the purpose of this SERP. During such period, the Participant shall be deemed to receive a salary equal to the annual rate of base salary he was receiving immediately prior to his becoming disabled.

7.02	If the Participant, for any reason, ceases to be eligible to receive benefits under the short-term or long-term disability plan maintained by the Corporation prior to his Normal Retirement Date and within such period as determined by the Corporation:
a)	the Participant returns to active employment with the Corporation, then at the date of his subsequent termination, death or retirement, he shall be entitled to supplementary retirement benefits calculated in accordance with the provisions of this SERP, taking into account the provisions of Section 7.01 above, or

b)	the Participant does not return to active employment with the Corporation then, he will be deemed to have terminated his employment or retired for the purposes of this SERP as of the day he ceases to be eligible to receive benefits from the disability plans maintained by the Corporation and his supplementary retirement benefits shall be calculated based on the provisions of this SERP, taking into account the provisions of Section 7.01 above.
7.03	A Participant whose period of disability continues until his Normal Retirement Date shall be deemed to have retired on his Normal Retirement Date for the purpose of this SERP.

7.04	In the event of the death of a Participant who is accumulating Credited Service while in receipt of disability benefits as provided in Section 7.01 hereof, the benefits payable under this SERP shall be determined in accordance with the terms of Section 9 hereof as if he died while in service of the Corporation.

Section 8 — Form of Pension
8.01	The annual supplementary retirement allowance payable to a Participant under this SERP shall be paid during the lifetime of the Participant. Following the death of the Participant while in receipt of such supplementary retirement allowance, the Participant’s Spouse shall be entitled to receive during his or her lifetime an annual supplementary survivor allowance, payable in equal monthly installments, and commencing on the first day of the month following the month in which the Participant dies, equal to the excess of a) over b) below:
a)	50% of the annual supplementary retirement allowance that would have been payable to the Participant under this SERP at the time of his death, if such supplementary allowance had not been reduced by the Participant’s Basic Pension;

b)	any survivor pension payable to the Spouse under the Registered Pension Plan following the death of the Participant, or any survivor pension that would have been payable had the benefits under the Registered Pension Plan not been commuted. Where the Registered Pension Plan is a defined contribution pension plan, and subject to paragraph c) of Section 2.04, the survivor pension payable to the Spouse shall be equal to 60% of the Participant’s Basic Pension as defined in Section 2.04.
8.02	If the Participant does not have a Spouse and the Participant dies before 120 monthly payments of the supplementary retirement allowance have been paid to him, his estate shall receive a lump sum which is the Actuarial Equivalent of the excess of a) over b) below:
a)	the balance of the 120 monthly payments of the supplementary retirement allowance that would have been payable to the Participant under this SERP at the time of his death if such supplementary allowance had not been reduced by the Participant’s Basic Pension;

b)	any amount payable under the Registered Pension Plan to his estate or any designated beneficiary following the death of the Participant, or any amount that would have been payable had the benefits under the Registered Pension Plan not been commuted. Where the Registered Pension Plan is a defined contribution pension plan, and subject to paragraph c) of Section 2.04, the amount that would have been payable to his estate or any designated beneficiary following the death of the Participant, had the Participant elected to receive his Basic Pension as defined in Section 2.04 as a life annuity with 120 payments guaranteed.
8.03 Optional Form of Pension
Instead of receiving his supplementary retirement allowance in accordance with the normal form of payment described in Sections 8.01 and 8.02, a Participant may elect to receive his supplementary retirement allowance payable under this SERP under one of the optional forms determined by the Corporation as eligible for the purpose of this SERP. In such a case, the Participant must elect the same optional form for purpose of his benefits under the Registered Pension Plans. However, in the case where the Registered Pension Plan is a defined contribution pension plan, and subject to paragraph c) of Section 2.04, the Participant will be deemed to have elected the same form of payment that is elected for purposes of this SERP.

If the Participant elects an optional form of pension, then the amount of his annual supplementary retirement allowance, prior to applying the offset for his Basic Pension, shall be adjusted on an Actuarial Equivalent Value basis.

Section 9 — Death Prior to Retirement
9.01	Death after age 55 but prior to retirement
a)	In the event that a Participant dies while in the service of the Corporation after having reached age 55 and having completed at least 2 years of Continuous or Credited Service, his Spouse shall be entitled to receive an annual supplementary survivor allowance determined in accordance with Section 8.01 hereof as if the Participant had retired immediately prior to the date of his death and had not elected an optional form of pension in accordance with Section 8.03. However, with respect to Section 8.01 b), where the survivor benefit under the Registered Pension Plan is payable in a lump sum, the survivor pension payable to the Spouse shall be equal to the pension that could be provided by such lump sum, calculated on an Actuarial Equivalent Value basis over the survivor’s lifetime.

b)	In the event of there being no Spouse at the time of death of a Participant referred to in paragraph a) of this Section 9.01, his estate shall receive a lump sum equal to the lump sum that would otherwise have been payable under this SERF to the Participant’s estate as would be determined under Section 8.02 if the Participant had retired immediately prior to the date of his death. However, with respect to Section 8.02 b), where the benefit payable to the estate or designated beneficiary under the Registered Pension Plan is payable in a lump sum, any amount payable to the estate or designated beneficiary shall be equal to such lump sum.

c)	In the event that a Participant who has terminated his employment and who is entitled to a deferred annual supplementary retirement allowance in accordance with Section 10.01 or Section 10.02 dies after having reached age 55 and prior to payment commencement, his Spouse shall be entitled to receive an annual supplementary survivor allowance determined in accordance with Section 8.01 hereof as if the Participant had requested payment commencement of his deferred annual supplementary retirement allowance on the first day of the calendar month immediately preceding or coinciding with his date of death.

In the event of there being no Spouse at the time of death, his estate shall receive a lump sum equal to the lump sum that would otherwise have been payable under the SERP to the Participant’s estate as would be determined under Section 8.02 if the Participant had requested payment commencement of his deferred annual supplementary retirement allowance on the first day of the calendar month immediately preceding or coinciding with his date of death.
9.02	Death before age 55
a)	In the event that a Participant dies while in service of the Corporation prior to having reached age 55 but after having completed at least 2 years of Continuous or Credited Service, his Spouse or, in the absence of a Spouse his estate, shall receive a lump sum payment which is the Actuarial Equivalent of the deferred supplementary retirement allowance that would otherwise have been payable under the SERP to the Participant as would be determined under Section 10.01 if the Participant had voluntarily terminated his employment with the Corporation.

b)	In the event that a Participant who has terminated his employment and who is entitled to a deferred annual supplementary allowance in accordance with Section 10.01 or Section 10.02 dies prior to having reached age 55, his Spouse or, in absence of a Spouse, his estate shall receive a lump sum payment which is the Actuarial Equivalent of the deferred supplementary retirement allowance.
9.03	No benefit shall be payable under this SERP following the death of a Participant prior to having reached age 55 if he has not completed at least 2 years of Continuous or Credited Service.

Section 10 — Termination of Employment
10.01	Voluntary termination after 2 years of Continuous or Credited Service
A Participant who terminates his service with the Corporation on a voluntary basis prior to his 55th birthday and provided he has then completed at least 2 years of Continuous or Credited Service shall be entitled to receive a deferred annual supplementary retirement allowance the amount of which shall be determined as provided hereunder.

The Participant may request that payment commencement of his deferred annual supplementary retirement allowance start on the first day of any calendar month during the period between his attainment of age 55 and his Normal Retirement Date. The amount of the deferred annual supplementary retirement allowance payable, shall be established based on the payment commencement date as follows:
a)	if the payment commencement date is the Participant’s Normal Retirement Date :
i)	2 % of his Average Pensionable Earnings multiplied by his number of years of Credited Service; less

ii)	his Basic Pension from the Registered Pension Plan, or where such Basic Pension has been commuted, the Basic Pension he would have received if such commutation had not taken place.
b)	If the payment commencement date is prior to the Participant’s Normal Retirement Date:
i)	2 % of his Average Pensionable Earnings multiplied by his number of years of Credited Service, such amount to be reduced by 0.5 % multiplied by the number of months the payment commencement date precedes the Participant’s Normal Retirement Date; less

ii)	his Basic Pension from the Registered Pension Plan, or where such Basic Pension has been commuted, the Basic Pension he would have received if such commutation had not taken place.

The deferred annual supplementary allowance shall be paid in the same form and in the same manner as the supplementary retirement allowance that would have been payable if the Participant had retired on his Normal Retirement Date.
10.02	Involuntary termination after 2 years of Continuous or Credited Service

A Participant who, prior to his 55th birthday and provided he has then completed at least 2 years of Continuous or Credited Service, ceases to be employed by the Corporation as a result of the termination of his employment initiated by the Corporation for any reason other than for cause, shall be entitled to receive a deferred annual supplementary retirement allowance the amount of which shall be determined as provided hereunder.

The Participant may request that payment commencement of his deferred annual supplementary retirement allowance start the first day of any calendar month during the period between his attainment of age 55 and his Unreduced Early Retirement Date. For such purpose, the Participant’s Unreduced Early Retirement Date shall correspond to the earliest date he could have been entitled to an unreduced supplementary early retirement allowance as provided in Section 6.02, established as if his termination of employment had not occurred.

The amount of the deferred annual supplementary retirement allowance payable, shall be established based on the payment commencement date as follows:
a)	if the payment commencement date is the Participant’s Unreduced Early Retirement Date:
i)	2 % of his Average Pensionable Earnings multiplied by his number of years of Credited Service; less

ii)	his Basic Pension from the Registered Pension Plan, or where such Basic Pension has been commuted, the Basic Pension he would have received if such commutation had not taken place.
b)	If the payment commencement date is prior to the Participant’s Unreduced Early Retirement Date:
i)	2 % of his Average Pensionable Earnings multiplied by his number of years of Credited Service, such amount to be reduced by 0.5 % multiplied by the number of months the payment commencement date precedes the Participant’s Unreduced Early Retirement Date; less

ii)	his Basic Pension from the Registered Pension Plan, or where such Basic Pension has been commuted, the Basic Pension he would have received if such commutation had not taken place.
The deferred annual supplementary allowance shall be paid in the same form and in the same manner as the supplementary retirement allowance that would have been payable if the Participant had retired on his Normal Retirement Date.
10.03	No benefit shall be payable under this SERP to a Participant who ceases to be in the employ of the Corporation prior to his 55th birthday:
a)	as a result of the termination of his employment by the Corporation for cause, or

b)	as a result of the termination of his employment for any reason prior to having completed at least 2 years of Continuous or Credited Service.

Section 11 — Increase in Benefits
11.01	Any ad hoc increases in the pension payments made under the Registered Pension Plan to a retired Participant, or in the case of his death, to his surviving Spouse, will not have the effect of reducing benefits otherwise payable under this SERP.

11.02	Any automatic annual increases in the pension payments made under the Registered Pension Plan, or deemed to have been made if the benefits have been commuted, to a retired Participant, or in the case of his death, to his surviving Spouse, will have the effect of reducing benefits otherwise payable under this SERP.

11.03	Effective July 1, 2001, monthly supplementary retirement allowances paid under this SERP, shall be increased by a percentage as per the following table:

Year of Retirement	Percentage Increase
1999	1.4%
2000	1.4% divided by 12 and multiplied by the number of months between the date of retirement and December 31, 2000

Section 12 — Commutation of Benefits
12.01	Any supplementary retirement allowance or deferred supplementary retirement allowance payable under this SERP in the form of monthly payments may, at the discretion of the Corporation and subject to the approval of the Participant or, following his death, of his Spouse, may be paid in a lump sum calculated in accordance with the Corporation’s policy.

12.02	Any commutation of benefits otherwise payable under this SERP shall, unless it is decided otherwise by the Corporation at its entire discretion, not be permitted during the first 2 years following the Participant’s retirement or termination of employment. Furthermore, the Corporation may require that the Participant or other beneficiary of a benefit under this SERP submit satisfactory evidence of good health before any such benefit is commuted.

Section 13 — Service Outside Canada
13.01	In the event that a Participant’s employment includes periods of service with the Corporation in Canada (hereinafter called “Canadian Service”) and periods of service in another country with any affiliated company, any subsidiary or associated company of the Corporation (hereinafter called “Non Canadian Service”), for the determination of the Participant’s supplementary benefits hereunder, the following provisions shall apply:
a)	the Participant’s Credited Service shall include his periods of Non Canadian Service during which he continued to accrue credited service under the Registered Pension Plan plus any other period of Non Canadian Service as approved by the Corporation;

b)	for purposes of calculating the Participant’s Average Pensionable Earnings, the Participant’s base salary and annual bonus for his Non Canadian Service shall be established in accordance with the administrative policies and practices of the Corporation.

Section 14 — Conditions for Payment
14.01	Notwithstanding anything herein contained to the contrary, no amount of benefit shall be payable or continued to be paid pursuant to this SERP in the event that during his employment with the Corporation or during a period of 2 years following his termination of employment or retirement, the Participant, directly or indirectly, without the consent of the Corporation:
i)	engages in or becomes interested as a principal, agent, officer, employee, manager, advisor, financial backer, shareholder (except as a passive investor in a public corporation) or in any other capacity whatsoever in a business which may be fairly regarded as being in competition with the business of the Corporation; or

ii)	assists financially or in any manner whatsoever any person, firm, association or corporation, whether as principal, agent, officer, employee, manager, advisor, financial backer, shareholder (except as a passive investor in a public corporation) or in any capacity whatsoever to enter into, develop, carry on or maintain a business, which may fairly be regarded as being in competition with the business of the Corporation.
14.02	Furthermore, notwithstanding anything herein contained to the contrary, no amount of benefit shall be payable or continued to be paid pursuant to this SERP in the event that during his employment with the Corporation or at any time thereafter, the Participant fails to keep confidential any information of a confidential or proprietary nature concerning the Corporation, its subsidiaries and affiliates and their respective operations, assets, finances, business and affairs or uses such information for personal advantage, provided that nothing herein shall prevent the Participant from disclosing information which is publicly available or which is required to be disclosed under appropriate statutes, rules or law or legal process.

In the event of doubt regarding the confidentiality of any information, the Participant must verify the confidentiality nature of the information with the Corporation.

Section 15 — General Provisions
15.01	Proof of Age

Any Participant or Spouse entitled to benefits hereunder shall, upon request, furnish proof of age satisfactory to the Corporation. In the case that the age of the Participant or his Spouse is found to be inexact, the Corporation is authorized to adjust benefits accordingly.

15.02	Executive Employee Rights

The implementation of this SERP shall not constitute an enlargement of any rights which a Participant had apart from his membership in this SERP. The benefits conferred herein shall not be used to increase damages in respect of the dismissal or termination of employment of any Participant.

15.03	Non Alienation

Subject to any applicable legal requirement, all benefits payable under the terms of this SERP are for the Participant’s own use and are subject to the following restriction:
i)	any transaction that purports to assign, charge, anticipate, surrender or give as security any right of a person under this SERP or benefit payable under this SERP shall not be enforceable against this SERP.
Notwithstanding the above paragraph, a Participant can waive his entitlement under this SERP.
15.04	Non Commutability of Benefits

The benefits provided under this SERP shall not be capable of surrender or commutation except as provided herein.

15.05	Records

Wherever the records of the Corporation are used for the purpose of this SERP, such record shall be considered conclusive of the facts with which they are concerned unless and until they are proven to be in error.

15.06	Incompetency

If, in the opinion of the Corporation, any person receiving or entitled to receive a benefit under the terms of this SERP is, as a result of physical and mental infirmity, incapable of managing his affairs, the Corporation may authorize any payment to which such person is entitled to be made to a curator or administrator appointed by the Court or in the absence of any such person, payment shall be made to his Spouse, children or other person on his behalf and such payment shall be in complete discharge of the obligations of the Corporation under this SERP to make such payment.

15.07	Interpretation
a)	The provisions of this SERP shall be interpreted in accordance with the laws of the Province of Québec and shall be binding upon and enure to the benefit of the Corporation and its successors and assigns.

b)	Headings wherever used herein are for reference purposes only and do not limit or extend the meaning of any provisions of this SERP.
15.08	Severability

Should any of the provisions of this SERP and/or its conditions be illegal or not enforceable, it or they shall be considered severable and the SERP and the remaining conditions shall remain in full force and effect and be binding upon the parties as thought the said provision or provisions have never been included.

15.09	Currency

All benefits payable under the SERP shall be in Canadian Currency.

15.10	Taxability of Benefits

All benefits under this SERP are expressed on a pre-tax basis and shall be subject to applicable withholding tax and reporting pursuant to the Income Tax Act (Canada) and any other applicable law.

Section 16 — Administration
16.01	The Corporation shall decide on all matters relating to the interpretation, administration and application of this SERP, consistently with the provisions of this SERP and such interpretation or performance, fairly and reasonably done, shall be final and conclusive.

Section 17 — Future of the Plan
17.1	Notwithstanding anything to the contrary herein, the Corporation reserves the right to amend or terminate this SERP. Any amendment or decision to terminate this SERP shall be communicated in writing by the Corporation to the affected Participants indicating the effective date of such amendment or termination of this SERP which shall not precede the date that such communication is given to the Participants. No such amendment shall have the effect of reducing the amount or value of benefits accrued by the Participants under this SERP prior to the date of such amendment.

17.2	In the event this SERP is terminated as of a given date by a decision of the Corporation as provided for under Section 17.01, or otherwise, the following provisions shall apply:
a)	an active Participant who has reached 55 years of age shall be deemed, for the purpose of this SERP, to have retired on the date of termination of the SERP (the “Termination Date”), and shall be entitled to supplementary retirement benefits determined in accordance with Section 5 or 6, as the case may be;

b)	an active Participant who has not yet reached age 55 shall be deemed, for the purpose of this SERP, to have terminated his employment on the Termination Date as a result of a Corporation initiated termination of employment and shall be entitled to supplementary retirement benefits determined in accordance with Section 10.02 hereof;

c)	the supplementary retirement benefits to which a Participant is entitled to, or deemed to be entitled to under Section 17.02 a) or b), as the case may be, shall be paid in a lump sum amount equal to the Actuarial Equivalent Value of such supplementary benefits; and

d)	the obligations of the Participant pursuant to Section 14.01 and Section 14.02 shall be waived as of the Termination Date.

Appendix A
Additional Service

	Additional Years of Service		Vesting date
Participants	Continuous Service	Credited Service
Louis-Marie Bouchard	5.00	5.00	December 4, 2005 (1)
Viateur Camiré	—	5.03	April 18,2002
Luc Caron	—	13.03	July 1st, 2002
Dave Chown	—	1.33	Fully vested
Gilbert Demers	—	14.21	July 1st, 2002
Christian Gélinas	—	4.97	July 1st, 2002
Mike Innes	—	3.083	Fully vested
Denis Jean	5.00	5.00	December 4, 2005 (1)
Yves Laflamme	—	17.10	July 1st, 2002
Pierre Levasseur	—	1.92	July 1st, 2002
Gordon Oldford	5.00	5.00	Fully vested
Jocelyn Pépin	5.00	5.00	January 1, 2011(1)(3)
Daniel Perkins	5.00	5.00	Fully vested
André Piché	—	9.70	July 1st, 2002
Roger Quesnel	—	14.49	July 1st, 2002
Luc Ranger	5.00	5.00	January 1,2011(1)(3)
Pierre Rougeau	5.00	5.00	September 4, 2009(1)(2)

(l)	Gradual Vesting of one year for each year of employment. Vesting date represents date from which additional years of service will be fully vested.

(2)	For purposes of gradual vesting, years of employment are only counted from September 4, 2004 and onward.

(3)	For purposes of gradual vesting, years of employment are only counted from January 1, 2006 and onward.
Extract from the Canadian Supplemental Executive Retirement Plan (SERP) for Executive Employees of Abitibi-Consolidated Inc.

Approved by:

Date:

Appendix B
Executive Employee who held an MSBA and elected
to convert his defined benefit entitlement
under the prior Abitibi-Price Inc. Registered Pension Plan
to a defined contribution entitlement on January 1, 1996
Jean-Claude Casavant
Allen Dea
Alain Grandmont
Alain Lalonde
Anders Nordin
Ronald Oberlander
William Sheffield